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Exhibit 8.1

May 25, 2011

Legacy Reserves LP
303 W. Wall Street, Suite 1400
Midland, Texas 79701

Gentlemen:

     We have acted as special counsel to Legacy Reserves LP, a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), on May 25, 2011. The Registration Statement relates, in part, to the offering from time to time as set forth in the forms of prospectus contained in the Registration Statement (collectively, the “Prospectus”) of (i) units representing limited partner interests in the Partnership (the “Units”) and (ii) debt securities of the Partnership (“Debt Securities”). The Units and Debt Securities will be offered in amounts, at prices and on terms to be determined at the time of sale and to be set forth in Prospectus Supplements (collectively, the “Offerings”), as applicable, from time to time pursuant to Rule 415 under the Act. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Considerations” (the “Discussion”) in the Registration Statement.

     The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax considerations for purchasers of the Units pursuant to the Offering.

     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Legacy Reserves LP
May 25, 2011

     Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Act or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement.

Very truly yours,

/s/ Andrews Kurth LLP